As filed with the Securities and Exchange Commission on February 3, 2020

Registration No. 333-194836

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Continental Building Products, Inc.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1718923 (I.R.S. Employer Identification No.)

12950 Worldgate Drive, Suite 700 Herndon, VA (Address of Principal Executive Offices)	20170 (Zip Code)

Continental Building Products, Inc. 2014 Stock Incentive Plan, as amended
Continental Building Products, Inc. Employee Stock Purchase Plan
(Full titles of the plan)

James Bachmann
President and Chief Executive Officer
Continental Building Products, Inc.
12950 Worldgate Drive, Suite 700
Herndon, Texas 20170
(703) 480-3800
(Name and address and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey A. Chapman
Gibson, Dunn & Crutcher LLP
2001 Ross Ave., Suite 2100
Dallas, TX 75201
Telephone:  214-698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement of Continental Building Products, Inc., a Delaware corporation (the “Company”) on Form S-8 (File No. 333-194836) filed on March 27, 2014 registering 1,615,200 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Continental Building Products, Inc. 2014 Stock Incentive Plan, as amended by Post-Effective Amendment No. 1 thereto filed on February 23, 2016 reserving up to 600,000 of such shares of Common Stock for issuance under the Continental Building Products, Inc. Employee Stock Purchase Plan (as amended, the “Registration Statement”).

On November 12, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CertainTeed Gypsum and Ceilings USA, Inc., a Delaware corporation, Cupertino Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statement have been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which had been registered for issuance but which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes and withdraws from registration any and all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Herndon, Commonwealth of Virginia, on this 3rd day of February, 2020.

Continental Building Products, Inc.

By:	/s/ James Bachmann
James Bachmann
Vice President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.